News Release

Investor Relations Contacts:
Sravan Emany
Vice President, Treasury & Investor Relations
(609) 936-2488
sravan.emany@integralife.com

Michael Beaulieu
Director, Investor Relations
(609) 750-2827
michael.beaulieu@integralife.com

Media Contact:
Laurene Isip
Senior Director, Global Corporate Communications
(609) 750-7984
laurene.isip@integralife.com

Integra LifeSciences Reports First Quarter 2018 Financial Results
Revenue Increased 38.1% to $357.1 million; Organic Revenue Increased 3.0%
Reported EPS of $0.14; Adjusted EPS of $0.58
Company Raises Full-Year Total Revenue and EPS Guidance

Plainsboro, New Jersey, April 25, 2018 - Integra LifeSciences Holdings Corporation (NASDAQ: IART), a leading global medical technology company, today reported financial results for the first quarter ending March 31, 2018.
First Quarter 2018 Consolidated Results

•
Reported revenue was $357.1 million, an increase of 38.1% compared to the first quarter of 2017; acquisitions contributed $91.6 million of revenue to the first quarter, and organic revenues increased 3.0%;

•	GAAP earnings per share was $0.14, reflecting an increase of 75.0% compared to the first quarter of 2017;

•	Adjusted earnings per share was $0.58, reflecting an increase of 48.7% compared to the first quarter of 2017;

•	Cash flow from operations was $41.5 million, reflecting an increase of 43.8% from the first quarter of 2017;

•	The company is raising its full-year 2018 guidance based on strong first quarter results to

◦	Revenue of $1.47 billion to $1.49 billion (previously $1.46 billion to $1.48 billion);

◦	GAAP EPS of $0.69 to $0.77 (previously $0.60 to $0.70); and

◦	Adjusted EPS of $2.34 to $2.42 (previously $2.25 to $2.35).

•	The company is reiterating its full-year 2018 guidance for organic sales growth to be approximately 5.0%.

Total revenues for the first quarter 2018 were $357.1 million, reflecting an increase of 38.1%, over the first quarter of 2017. Sales in the Codman Specialty Surgical segment increased 51.1% compared to the first quarter of 2017, driven by the acquired revenues from Codman Neurosurgery, as well as strong capital sales of CUSA® Clarity. Sales in the Orthopedics and Tissue Technologies segment increased 18.2%, reflecting a full quarter of sales from Derma Sciences and strength in both our regenerative technologies, as well as our ankle and shoulder portfolios.
Total organic revenues increased 3.0% over the first quarter of 2017, excluding acquisitions, divestitures and the effect of currency exchange rates, slightly ahead of our expectations.
"We are off to a strong start in 2018, which gives us the confidence to increase our full-year 2018 financial guidance," said Peter Arduini, Integra's president and chief executive officer. "We are pleased with the progress of the Codman integration and continued progress in the OTT channel expansion. We expect to see organic growth accelerate in the remainder of the year."
The company reported GAAP net income of $11.0 million, or $0.14 per diluted share, for the first quarter of 2018, compared to GAAP net income of $6.4 million, or $0.08 per diluted share, in first quarter of 2017. The increase in GAAP net income results from higher revenues, better operating expense leverage, and a lower tax rate.
The adjusted measures discussed below are computed with the adjustments to GAAP reporting that are set forth in the attached reconciliation.
Adjusted EBITDA for the first quarter of 2018 was $83.2 million, or 23.3% of revenue, compared to $55.2 million, or 21.3% of revenue, in the first quarter of 2017. The margin improvement was largely based on better operating expense leverage, mostly from general and administrative costs.
Adjusted net income for the first quarter of 2018 was $46.1 million, an increase of 49.4% from the prior year's quarter. Adjusted earnings per share for the first quarter of 2018 were $0.58, an increase of 48.7% over the prior year's quarter.
2018 Full-Year Outlook
The company is raising its full-year 2018 revenue guidance by $10 million to a new range of $1.47 billion to $1.49 billion, based on the strong performance of the Codman Specialty Surgical segment in the first quarter of 2018, as well as a higher benefit expected from foreign currency translation. The company is raising its full-year 2018 GAAP and adjusted earnings per share guidance range by $0.08 to a new range of $0.69 to $0.77 and $2.34 to $2.42, respectively.
The company is reiterating its full-year 2018 guidance for organic sales to be approximately 5.0%.
"In addition to the strong revenue performance in the quarter, we were pleased with the significant improvement in EBITDA margin and strong operating cash flow," said Glenn Coleman, Integra's chief financial officer. "This puts us on track to achieve the high-end of our full-year guidance for these metrics for the remainder of this year."

In the future, the company may record, or expects to record, certain additional revenues, gains, expenses, or charges as described in the Discussion of Adjusted Financial Measures below, which will be excluded from the calculation of adjusted EBITDA, adjusted earnings per share for historical periods and in adjusted earnings per share guidance.

Conference Call and Presentation Available Online
Integra has scheduled a conference call for 8:30 AM ET today, Wednesday, April 25, 2018, to discuss financial results for the first quarter and forward-looking financial guidance. The conference call will be hosted by Integra's senior management team and will be open to all listeners. Additional forward-looking information may be discussed in a question and answer session following the call.
Integra's management team will reference a presentation during the conference call. The presentation can be found on investor.integralife.com.
Access to the live call is available by dialing (323) 794-2093 and using the passcode 5958152. The call can also be accessed via a webcast link provided on investor.integralife.com. A replay of the call will be available through April 30, 2018 by dialing (719) 457-0820 and using the passcode 5958152. The webcast will also be archived on the website.

About Integra
Integra LifeSciences is a global leader in regenerative technologies, neurosurgical and extremity orthopedic solutions dedicated to limiting uncertainty for clinicians, so they can focus on providing the best patient care. Integra offers a comprehensive portfolio of high quality, leadership brands that include AmnioExcel®, Bactiseal®, Cadence®, Certas™, Codman®, CUSA®, DuraGen®, DuraSeal®, ICP Express®, Integra®, MediHoney®, MicroFrance®, PriMatrix®, Salto Talaris®, SurgiMend®, TCC-EZ®, Titan™ and VersaTru™.  For the latest news and information about Integra and its brands, please visit www.integralife.com.

This news release contains forward-looking statements within the meaning of the Private Securities Litigation
Reform Act of 1995 that involve risks and uncertainties, and reflect the Company's judgment as of the date of this release. Forward-looking statements include, but are not limited to, statements concerning future financial performance, including projections for revenues, GAAP and adjusted net income, GAAP and adjusted earnings per diluted share, non-GAAP adjustments such as global enterprise resource planning ("ERP") system implementation charges, acquisition-related charges, goodwill impairment charges, non-cash amortization of imputed interest for convertible debt, intangible asset amortization, and income tax expense (benefit) related to non-GAAP adjustments. It is important to note that the Company’s goals and expectations are not predictions of actual performance. Such forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from predicted or expected results. Such risks and uncertainties include, but are not limited, to the following: the Company's ability to execute its operating plan effectively; the Company’s ability to successfully integrate the Codman Neurosurgery business and other acquired businesses; the Company's ability to successfully sustain manufacturing operations at full capacity at our Puerto Rico facility and the restoration of infrastructure and other essential services in Puerto Rico; the Company's ability to manufacture and ship sufficient quantities of its products to meet its customers' demands; the ability of third-party suppliers to supply us with raw materials and finished products; global macroeconomic and political conditions; the Company's ability to manage its direct sales channels effectively; the Company's ability to maintain relationships with customers of acquired entities and businesses; physicians' willingness to adopt and third-party payors' willingness to provide or maintain reimbursement for the Company's recently launched, planned and existing products; initiatives launched by the Company's competitors; downward pricing pressures from customers; the Company's ability to secure regulatory approval for products in development; the Company's ability to remediate quality systems violations; fluctuations in hospitals' spending for capital equipment; the Company's ability to comply with and obtain approvals for products of human origin and comply with regulations regarding products containing materials derived from animal sources; difficulties in controlling expenses, including costs to procure and manufacture our products; the impact of changes in management or staff levels; the impact of goodwill and intangible asset impairment charges if future operating results of acquired businesses are significantly less than the results anticipated at the time of the acquisitions, the Company's ability to leverage its existing selling organizations and administrative infrastructure; the Company's ability to increase product sales and gross margins, and control non-product costs; the Company’s ability to achieve anticipated growth rates, margins and scale and execute its strategy generally; the amount and timing of acquisition and integration-related costs; the geographic distribution of where the Company generates its taxable income; the effect of legislation effecting healthcare reform in the United States and internationally; fluctuations in foreign currency exchange rates; the amount of our bank borrowings outstanding and other factors influencing liquidity; and the economic, competitive, governmental, technological, and other risk factors and uncertainties identified under the heading “Risk Factors” included in Item 1A of Integra's Annual Report on Form 10-K for the year ended December 31, 2017 and information contained in subsequent filings with the Securities and Exchange Commission.

These forward-looking statements are made only as of the date hereof, and the Company undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events, or otherwise.

Discussion of Adjusted Financial Measures
In addition to our GAAP results, we provide organic revenues, adjusted earnings before interest, taxes, depreciation and amortization ("EBITDA"), adjusted net income, adjusted earnings per diluted share, free cash flow and adjusted free cash flow conversion. Organic revenues consist of total revenues excluding the effects of currency exchange rates, acquired revenues and product discontinuances. Adjusted EBITDA consists of GAAP net income from continuing operations, excluding: (i) depreciation and amortization; (ii) other income (expense); (iii) interest income and expense; (iv) income taxes; and (v) those operating expenses also excluded from adjusted net income. The measure of adjusted net income consists of GAAP net income, excluding: (i) global enterprise resource planning ("ERP") implementation charges; (ii) structural optimization charges; (iii) acquisition-related charges; (iv) intangible asset amortization expense; and (v) discontinued product lines charges; (vi) income tax impact from adjustments, and other items. The adjusted earnings per diluted share measure is calculated by dividing adjusted net income attributable to diluted shares by diluted weighted average shares outstanding. The measure of free cash flow consists of GAAP net cash provided by continuing operating activities from continuing operations less purchases of property and equipment. The adjusted free cash flow conversion measure is calculated by dividing free cash flow by adjusted net income.

Reconciliations of GAAP revenues to adjusted revenues and GAAP Adjusted Net Income from continuing operations to adjusted EBITDA, and adjusted net income, and GAAP earnings per diluted share to adjusted earnings per diluted share all for the quarters ended March 31, 2018 and 2017, and the free cash flow and free cash flow conversion for the quarters ended March 31, 2018 and 2017, appear in the financial tables in this release.
The Company believes that the presentation of organic revenues and the various adjusted EBITDA, adjusted net income, adjusted earnings per diluted share, free cash flow and free cash flow conversion measures provide important supplemental information to management and investors regarding financial and business trends relating to the Company's financial condition and results of operations. For further information regarding why Integra believes that these non-GAAP financial measures provide useful information to investors, the specific manner in which management uses these measures, and some of the limitations associated with the use of these measures, please refer to the Company's Current Report on Form 8-K regarding this earnings press release filed today with the Securities and Exchange Commission. This Current Report on Form 8-K is available on the SEC's website at www.sec.gov or on our website at www.integralife.com.

INTEGRA LIFESCIENCES HOLDINGS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)
(In thousands, except per share amounts)

	Three Months Ended March 31,
	2018	2017
Total revenues, net	$357,082	$258,636

Costs and expenses:
Cost of goods sold	144,222	86,585
Research and development	18,325	15,494
Selling, general and administrative	163,566	142,497
Intangible asset amortization	5,390	4,101
Total costs and expenses	331,503	248,677

Operating income	25,579	9,959

Interest income	76	7
Interest expense	(18,768)	(5,131)
Other income (expense), net	2,245	(90)
Income before taxes	9,132	4,745
Income tax (benefit)	(1,860)	(1,649)
Net income	$10,992	$6,394

Net income per share:
Diluted net income per share	$0.14	$0.08

Weighted average common shares outstanding for diluted net income per share	79,834	78,394

Segment revenues and growth in total revenues excluding the effects of currency exchange rates, acquisitions, and discontinued products are as follows:
(In thousands)

	Three Months Ended March 31,
	2018	2017	Change
Codman Specialty Surgical	$236,115	$156,290	51.1%
Orthopedics and Tissue Technologies	120,967	102,346	18.2%
Total revenues	$357,082	$258,636	38.1%

Impact of changes in currency exchange rates	(4,893)	-
Less contribution of revenues from acquisitions(1)	(91,629)	-
Less contribution of revenues from discontinued and divested products(2)	(2,572)	(8,073)
Total organic revenues	$257,988	$250,563	3.0%

(1) Acquisitions include Codman Neurosurgery, Derma Sciences and TGX Medical
(2) Organic revenue has been restated for 2017 to account for divestitures related to the Codman acquisition

Items included in GAAP net income from continuing operations and location where each item is recorded are as follows:
(In thousands)
Three Months Ended March 31, 2018

Item	Total Amount	COGS(a)	SG&A(b)	Amort.(c)	OI&E(d)	Tax(e)
Global ERP implementation charges	$—	$—	$—	$—	$—	$—
Structural optimization charges	1,603	1,005	598	—	—	—
Acquisition and integration related charges(1)	28,886	12,287	16,599	—	—	—
Intangible asset amortization expense	16,944	11,554	—	5,390	—	—
Estimated income tax impact from above adjustments and other items	(12,279)	—	—	—	—	(12,279)
Total adjustments	$35,154	$24,846	$17,197	$5,390	$—	$(12,279)

Depreciation expense	10,152	—	—	—	—	—

a)	COGS - Cost of goods sold

b)	SG&A - Selling, general and administrative

c)	Amort. - Intangible asset amortization

d)	OI&E - Interest (income) expense, net and other (income) expense, net

e)	Tax - Income tax expense

(1) Acquisition related charges are primarily associated with the Derma Sciences and Codman Neurosurgery acquisitions and include banking, legal, consulting and other expenses.

Three Months Ended March 31, 2017
(In thousands)

Item	Total Amount	COGS (a)	SG&A (b)	Amort. (c)	OI&E (d)	Tax (e)
Global ERP implementation charges	$2,427	$—	$2,427	$—	$—	$—
Structural optimization charges	1,711	898	813	—	—	—
Acquisition and integration related charges(1)	20,317	643	19,674	—	—	—
Discontinued product line charges	1,025	1,025
Intangible asset amortization expense	10,966	6,865	—	4,101	—	—
Estimated income tax impact from above adjustments and other items	(11,951)	—	—	—	—	(11,951)
Total adjustments	$24,495	$9,431	$22,914	$4,101	$—	$(11,951)

Depreciation expense	8,751	—	—	—	—	—

a)	COGS - Cost of goods sold

b)	SG&A - Selling, general and administrative

c)	Amort. - Intangible asset amortization

d)	OI&E - Interest (income) expense, net and other (income) expense, net

e)	Tax - Income tax expense

(1) Acquisition related charges are primarily associated with the Derma Sciences and Codman Neurosurgery acquisitions and include banking, legal, consulting and other expenses.

RECONCILIATION OF NON-GAAP ADJUSTMENTS - GAAP NET INCOME FROM CONTINUNG OPERATIONS TO ADJUSTED EBITDA
(UNAUDITED)
(In thousands, except per share amounts)

	Three Months Ended March 31,
	2018	2017

GAAP net income	$10,992	$6,394
Non-GAAP adjustments:
Depreciation and intangible asset amortization expense	27,096	19,717
Other (income) expense, net	(2,245)	90
Interest expense, net	18,692	5,124
Income tax (benefit)	(1,860)	(1,649)
Global ERP implementation charges	—	2,427
Structural optimization charges	1,603	1,711
Acquisition and integration charges	28,886	20,317
Discontinued product lines charges	—	1,025

Total of non-GAAP adjustments	72,172	48,762
Adjusted EBITDA	$83,164	$55,156

RECONCILIATION OF NON-GAAP ADJUSTMENTS - GAAP NET INCOME FROM CONTINUING OPERATIONS TO MEASURES OF ADJUSTED NET INCOME AND ADJUSTED EARNINGS PER SHARE
(UNAUDITED)
(In thousands, except per share amounts)

	Three Months Ended March 31,
	2018	2017

GAAP net income	$10,992	$6,394
Non-GAAP adjustments:
Global ERP implementation charges	—	2,427
Structural optimization charges	1,603	1,711
Acquisition and integration charges(1)	28,886	20,317
Discontinued product lines charges	—	1,025
Intangible asset amortization expense	16,944	10,966
Estimated income tax impact from adjustments and other items	(12,279)	(11,951)

Total of non-GAAP adjustments	35,154	24,495
Adjusted net income	$46,146	$30,889

Adjusted diluted net income per share	$0.58	$0.39
Weighted average common shares outstanding for diluted net income per share	79,834	78,394

(1) Acquisition related charges are primarily associated with the Derma Sciences and Codman Neurosurgery acquisitions and include banking, legal, consulting and other expenses.

CONDENSED BALANCE SHEET DATA
(UNAUDITED)

(In thousands)

	March 31, 2018	December 31, 2017

Cash and cash equivalents	$189,396	$174,935
Accounts receivable, net	270,012	251,799
Inventories, net	290,474	296,332

Total debt	1,832,027	1,841,142

Stockholders' equity	$998,440	$962,306

CONDENSED STATEMENT OF CASH FLOWS
(UNAUDITED)

(In thousands)

	Three Months Ended March 31,
	2018	2017

Net cash provided by operating activities	$41,531	$28,882
Net cash used in investing activities	(9,298)	(193,143)
Net cash (used in) provided by financing activities	(20,886)	185,039
Effect of exchange rate changes on cash and cash equivalents	3,114	1,280

Net increase in cash and cash equivalents	$14,461	$22,058

RECONCILIATION OF NON-GAAP ADJUSTMENTS - GAAP OPERATING CASH FLOW TO
MEASURES OF FREE CASH FLOW AND FREE CASH FLOW CONVERSION
(UNAUDITED)
(In thousands)

	Three Months Ended March 31,
	2018	2017
Net cash provided by operating activities	$41,531	$28,882

Purchases of property and equipment	(15,387)	(9,191)
Free cash flow	26,144	19,691

Adjusted net income(1)	$46,146	$30,889
Adjusted free cash flow conversion	56.7%	63.7%

	Twelve Months Ended March 31,
	2018	2017
Net cash provided by operating activities(2)	$127,194	$163,040

Purchases of property and equipment	(49,699)	(45,624)
Adjusted free cash flow	77,495	117,416

Adjusted net income(1)	$168,636	$137,990
Adjusted free cash flow conversion	46.0%	85.1%

(1) Adjusted net income for quarters ended March 31, 2017 and 2018 are reconciled above. Adjusted net income for remaining quarters in the trailing twelve months calculation have been previously reconciled and are publicly available in the Quarterly Earnings Call Presentations on our website at investor.integralife.com under Events & Presentations.

(2) Net cash provided by operating activities for the twelve-month period ending March 31, 2017 of $163.0M includes an adjustment of $42.8M for accreted interest associated with the 2016 Convertible Notes.

The Company calculates adjusted free cash flow conversion by dividing its free cash flow by adjusted net income. The Company believes this measure is useful in evaluating the significance of the cash special charges in its adjusted earnings measures.

INTEGRA LIFESCIENCES HOLDINGS CORPORATION
RECONCILIATION OF NON-GAAP ADJUSTMENTS - GUIDANCE

	Recorded Year to Date	Projected Year Ended
(In millions, except per share amounts)	March 31, 2018	December 31, 2018
		Low	High
GAAP net income	$11.0	$57.0	$64.0
Non-GAAP adjustments:
Structural optimization charges	1.6	26.0	26.0
Acquisition and integration charges	28.9	84.0	84.0
Intangible asset amortization expense	16.9	67.0	67.0
Estimated income tax impact from adjustments and other items	(12.3)	(45.0)	(45.0)

Total of non-GAAP adjustments	35.1	132.0	132.0
Adjusted net income	$46.1	$187.0	$194.0

GAAP diluted net income per share	$0.14	$0.69	$0.77
Non-GAAP adjustments detailed above (per share)	$0.44	$1.65	$1.65
Adjusted diluted net income per share	$0.58	$2.34	$2.42

Weighted average common shares outstanding for diluted net income per share	79.8	80	80

GUIDANCE - SPECIAL CHARGES

Item	YTD Amount	FY Guidance	COGS	SG&A	R&D	Amort.	Interest (Inc)Exp	Tax
Structural optimization charges	1.6	26.0	6.0	20.0	—	—
Acquisition-related charges	28.9	84.0	25.0	59.0		—	—	—
Intangible asset amortization expense	16.9	67.0	46.0	—	—	—	21.0	—
Estimated income tax impact from adjustments and other items	(12.3)	(45.0)	—	—	—	—	—	(45.0)
Total	35.1	132.0	77.0	79.0	—	—	21.0	(45.0)